UNITED STATES
                                  SECURITIES AND EXCHANGE COMMISSION
                                        Washington, D.C. 20549

                                               FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 24, 1994

Rodman & Renshaw Capital Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware                33-4649                 36-3111956

(State or other        (Commission           (IRS Employer
jurisdiction of         File Number)         Identification
Incorporation)                                    Number)

120 South LaSalle Street, Chicago, Illinois        60603

(Address of principal executive offices)        (Zip Code)

Registrant's telephone number:
including area code (312) 977-7270
N/A
(Former name or former address, if changed since last report)

Item 5. Other Events

Effective June 24, 1994, the Registrant entered into a Stock Purchase Agreement with Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero ("Abaco"), the Registrant's controlling stockholder, under which the Registrant issued 150 shares of Series A Non-Voting Convertible Preferred Stock, $.09 par value per share (the "Preferred Stock"), to Abaco in a private placement. Abaco purchased the Preferred Stock at a price of $100,000 per share for an aggregate purchase price of $15,000,000. Under the terms of the Stock
Purchase Agreement, each outstanding share of the Preferred Stock will be converted automatically into shares of Common Stock of the Registrant upon approval of the conversion by the stockholders of the Registrant. The Registrant intends to hold a special meeting of its stockholders on November 17, 1994, at which it will present a proposal to the stockholders to approve the conversion.

The Registrant and Abaco agreed in a letter agreement executed simultaneously with the Stock Purchase Agreement that the conversion ratio for the Preferred Stock would be based upon a conversion price to be fixed by the Board of Directors of the Registrant following receipt of an analysis of the fair market value of the Common Stock to be prepared by a recognized public accounting firm. On August 31, 1994, the Board of Directors of the Registrant fixed the conversion price at $7.25 per share of Common Stock. Therefore, upon stockholder approval of the conversion, the 150 shares of Preferred Stock held by Abaco will automatically convert into 2,068,965 shares of Common Stock of the Registrant
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
RODMAN & RENSHAW CAPITAL GROUP, INC.
By:/James D. Van De Graaff/
Executive Vice President, General Counsel and Secretary
Date: September 8, 1994